TRANSLATION

FORTIS BANK N.V.	1

FORTIS BANK

SDS/9CASE	Your account manager :
REMEDENT NV	Eelbode Filip
Xavier De Cocklaan 42	Bollebergen 2A
9831 DEURLE	9052 ZWIJNAARDE
Tel : +32 92.40.93.09

Our reference	Date
023331924/DS/9CA5D	September 8, 2004

Dear Madam, Dear Sir,

We have pleasure in informing you of our willingness to grant you a credit opening with number 023331924, as stipulated below.

1.070.000,00 EUR (one million seventy thousand euros)

This credit opening is subject to the General Terms and Conditions for credit openings to companies, registered in Brussels, sixth registration office, on August 24, 2001, book 271, sheet 65, section 7, hereafter called “the General Terms and Conditions”, of which you acknowledge having received a copy.

FORMS OF USE, MODALITIES AND CONDITIONS

Until further notice, the following forms of use, modalities and conditions apply:

MIXED CREDIT (Contract Number 245-4225043-10)

•Amount : EUR 800,000.00 (eight hundred thousand euros)

• Special condition :

All bills can be drawn up Omega Pharma exclusively.

This mixed credit can be used under any form of use mentioned below, however, without exceeding the total amount of EUR 800,000.00.

TRANSFEROR DISCOUNT (CONTRACT NUMBER 245-4225044-11)

•Modalities:

This credit can be used under the form of a discount of bills drawn by you on and accepted by your customers.

Each bill must have a minimum amount of 1,250.00 EUR. This minimum amount can be modified with a simple notification.

We reserve the right not to discount the bills offered, without informing you of the reason for our refusal.

Each bill is discounted with the usual reservation of a good ending. We have the right to demand immediate reimbursement and possibly debit your account with the amount of discounted bills for

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which funds were not or only partly provided or for which you would have the funds transferred to you, without having received our written approval. We have the same right if one of the signatories files for bankruptcy or composition.

The circulation of the bills must be spread over various parties involved.

•Rates:

- Interests: for the discounting of bills in euro: calculated on the basis of our Bank’s basic interest rate for discounts, currently 5.45%, plus 2% per year. To calculate the interests, the months are taken into account, considering the proper number of days and a 360-day year.

This interest rate only applies to discounts of bills which meet the following conditions:

• of a good quality;

• with a maximum remaining term of one year;

• drawn on the occasion of a commercial transaction.

Bills which do not meet these conditions, may be discounted at an interest rate you will then be informed of.

- Docket costs: 1‰ per bill, with a minimum of EUR 4.96 per bill.

- Collection costs: see Fortis Bank Belgium’s rates for domestic bank transactions, of which you acknowledge having received a copy.

- Costs for special services: if the discount of one or more bills necessitates the bank to make special inquiries, it reserves the right to charge a fee of 6,20 EUR per bill.

- Costs for notification of non-payment: see Fortis Bank Belgium’s rates for domestic bank transactions. This notification is compulsory pursuant to article 45 of the law on bills.

You can save yourself these costs by duly signing and returning the enclosed document to us, thus relieving us of this formality.

ACCEPTANCE – EXPORT (CONTRACT NUMBER 245-4225045-12)

• Modalities:

This credit can be used under the form of an acceptance and discount of bills drawn on our Bank (bank acceptance) in representation of your export transactions.

Each bank acceptance must have a minimum amount of EUR 1,250.00. This minimum amount can be modified with a simple notification.

If commercial bills, accepted or otherwise, are drawn on the buyer in representation of your export transactions, they must be presented to us together with the bank acceptances.

For the purpose of discounting, the bank acceptances must include a certified copy of the corresponding invoices.

Please ensure that your account has a sufficient credit balance to pay the bank acceptances on their expiry date. We request that you inform us as soon as possible, within the scope of your export transactions, of any full or partial payment by your buyer before the expiry date of the bank acceptances.

We reserve the right not to discount the bills offered, without informing you of the reason for our refusal.

• Rates:

- Interests for bills in euro: calculated on the basis of our Bank’s basic interest rate for bank

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acceptances, currently 4.45% per year. To calculate the interests, the months are taken into account, considering the proper number of days and a 360-day year.

- Acceptance costs: 1.5% per year, with a minimum of EUR 100.00, fully owed for each month commenced.

- Costs for special services: if the discount of one or more bills necessitates the bank to make special inquiries, it reserves the right to charge a fee of 6,20 EUR per bill.

- Docket costs: 1‰ per bill, with a minimum of EUR 4.96 per bill.

ACCEPTANCE – IMPORT (CONTRACT NUMBER 245-4225046-13)

• Modalities:

This credit can be used under the form of an acceptance and discount of bills drawn on our Bank (bank acceptance) in representation of your import transactions.

Each bank acceptance must have a minimum amount of 1,250.00 EUR. This minimum amount can be modified with a simple notification.

For the purpose of discounting, the bank acceptances must include a certified copy of the corresponding invoices.

Please ensure that your account has a sufficient credit balance to pay the bank acceptances on their expiry date at the latest.

We reserve the right not to discount the bills offered, without informing you of the reason for our refusal.

• Rates:

- Interests for bills in euro: calculated on the basis of our Bank’s basic interest rate for bank acceptances, currently 4.45% per year. To calculate the interests, the months are taken into account, considering the proper number of days and a 360-day year.

- Acceptance costs: 1.5% per year, with a minimum of EUR 100.00, fully owed for each month commenced.

- Docket costs: 1‰ per bill, with a minimum of EUR 4.96 per bill.

- Costs for special services: if the discount of one or more bills necessitates the bank to make special inquiries, it reserves the right to charge a fee of 6,20 EUR per bill.

DOCUMENTARY KREDIET (CONTRACT NUMBER 245-4225047-14)

• Modalities:

This credit can be used under the form of a documentary credit opening by your order and on your account, payable at sight.

Please use our application form to apply for any opening of documentary credits.

In addition, the use of any documentary credit is subject to the pledging of the goods imported; for this purpose, the shipping documents must be made to order and endorsed in blank or the goods must be sent in the name of our Bank.

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• Rates:

The fees and costs for the opening of documentary credits are at your expense and will be charged on the basis of the rates you have been informed of.

Mixed credit (contract number 245-4225048-15)

• Amount : EUR 250,000.00 (Two hundred fifty thousand euros)

This mixed credit can be used under the form(s) of use mentioned below, however, without jointly exceeding the amount of EUR 250,000.00

CASH CREDIT (CONTRACT NUMBER 245-4374779-75)

• Modalities:

This credit can be used via account no. 001-4322110-60.

• Rates:

- debit interests: calculated on the basis of our Bank’s basic interest rates for cash, currently 6.7%, plus 0.5% per year.

To calculate the interests, the months are taken into account, considering the proper number of days and a 360-day year.

- credit opening costs: 0.125% per trimester, calculated on the basis of the highest debit balance and at least on the amount of the credit allowed.

- exceedance costs: 6% per year, collected every three months after expiry of the period, for any occasional use in excess of the credit amount.

Any exceedance which may be allowed is temporary, exceptional and not renewable.

- costs for periodic settlement: the three-monthly costs for the operation of the account, among other things, currently EUR 12.39.

The interests, fees and costs are charged at the beginning of each subsequent calendar quarter, for the period expired.

“STRAIGHT LOANS” CREDIT (Contract No. 245-4374780-76)

•	Modalities:

This credit is to be used in the form of fixed term advance payments (straight loans).

The amount and duration of every advance payment shall be determined by mutual agreement two banking days before withdrawal.

Every advance payment shall not be inferior to EUR 125,000 (one hundred twenty five thousand Euros). The duration of every advance payment shall not be inferior to 6 days, and not exceed 365 days.

•	Rates:

-	Interests: the applicable interest rate shall be agreed upon the closing of every advance payment. These interests shall be charged on the due date of every advance payment.

For the calculation of these interests the months shall be calculated for their proper number of days, and the year for 360 days.

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As from the due date of the advance payments the booking of the due balance shall be done on account no. 001-4322110-60, after which the applicable conditions shall apply to his account.

Upon immediate termination -in application of article 20 of the General Terms and Conditions- the balance due by you shall automatically yield interest at the base interest rate of our Bank for cash credits, with an annual increase of 6% as from the date of expiry of the debt.

The above shall not imply that we allow any deferral of payment.

GUARANTEES (CONTRACT NO. 245-4374781-77)

•	Modalities:

The present credit is to be used in the form of an issue by our Bank, or by any foreign bank with our counter guarantee, ordered by you and for your account, of autonomous warranties, given securities, guarantee or engagements in whatever form, hereinafter to be referred to as “guarantees”.

•	Conditions:

§ 1. Any issue shall require our authorization as to the content of the text of our guarantee. You must notify us of the test of the guarantee to be issued. In case the text both relates to a given security and to an autonomous guarantee, we shall consider this guarantee as an autonomous guarantee. However, in case the nature or the wording of a guarantee should entail too many risks, we shall reserve the right of refusal of the issue.

In case you should not notify us of the text of the guarantee to be issued, we shall be authorized to give the guarantee a legal form, and to formulate it according to the beneficiary’s requirements or wishes. We cannot be held liable for the consequences resulting from the said legal form and wording.

§ 2. You irrevocably engage to refund all amounts we have paid prior to the issue, the retention, and any execution of the guarantee; we shall have the right to debit your account with the amounts and costs relating to the guarantee.

§ 3. We shall also be entitled -by debiting your account- to create a provision amounting to the guaranteed amount in case we should execute our rights as referred to in the articles 19 or 20 of the General Terms and Conditions, or in case of the occurrence of one or more of the conditions as referred to in article 20 of the General Terms and Conditions without our immediate suspension or termination of the credit opening, or its agreed use. The creation of this provision shall be considered payment of a security sum.

§ 4. In case the beneficiary of the guarantee is not a Belgian resident, you shall accept all consequences that may result from the legislation and customs as applicable in the beneficiary’s country. We shall thus be entitled to only consider ourselves finally released from our guarantees after notification of such by the beneficiary or the intervenient, unless we -in case of any other provision in the text of the guarantee- have ascertained that that the application of this text does not violate any binding regulations of the beneficiary’s country.

§ 5. If the rental guarantee, according to our analysis, has an abstract and autonomous character making it completely separated from the underlying relation that exists, or may exist between you and the beneficiary, you recognize the notifying Bank’s need to immediate execution of its rental guarantee as soon as an appeal is done hereto in conformity with the text of the rental guarantee. You also recognize the Bank’s need to proceed to any renewal and/or modification (with the exclusion of any increase) in case an appeal to the rental guarantee apparently results from any refusal to proceed to immediate renewal and/or modification. As such you engage to refrain from any measure resulting in or aimed at any impediment or delay of the execution and/or renewal and/or modification of the rental guarantee, even in case you may deem the beneficiary’s or the intervenient’s demand to acquisition of

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the execution, renewal or modification unfounded, and irrespective of any exceptions you may personally apply in your relations with the beneficiary.

Please use our application document for any guarantee issue request.

•	Rates:

commission: 2% annually. This commission is levied for any new issue per semester and in advance, and shall be due in full for any semester that has commenced (minimum EUR 50.00 per semester.)

As our commission shall be due until the moment we shall validly be released of our guarantees by the beneficiary or the foreign bank, you shall make all efforts to have our guarantees be released as soon as the reason of their existence does no longer exist.

Any existing guarantees shall remain subject to the previously agreed commission.

- accounting charges:

a) Any issue of a new rental guarantee shall lead to the collection of accounting charges amounting to:

•    EUR 50.00 if the rental guarantee is issued according to our unchanged standard texts, being the texts in which only the variable details relating to the risk to be guaranteed must be completed.

•    EUR 100.00 in case you provide us with the text of the rental guarantee to be issued by Email and in a Word format.

•	EUR 125.00 in any other case.

b) Any modification, increase or renewal of -or appeal to- a rental guarantee, both the existing and any new one, shall lead to the collection of accounting charges amounting to EUR 50.00.

- miscellaneous charges:

a)

any other charges resulting from the issue (fax, telex...), as well as all costs which may be charged to us by any foreign bank, or any other intermediary, shall be born by you. These costs shall also comprise the accounting rights of currently 2% (minimum of 6 Euros) which the official receiver could claim from us.

b)	an amount of EUR 62.00 shall be charged for providing, upon your request, of a list of running rental guarantees.

“RENTAL GUARANTEE” CREDIT (Contract No. 245-4225070-37)

Amount: EUR 20,000 (twenty thousand Euros)

•	Modalities:

This credit is to be used in the form of issue by our Bank, ordered by you and for your account, of (a) rental guarantee(s).

•	Conditions:

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§ 1. You irrevocably engage to refund all amounts we have paid prior to the issue, the retention, and any execution of the guarantee; we shall have the right to debit your account with the amounts and costs relating to the guarantee.

§ 2. We shall also be entitled -by debiting your account- to create a provision amounting to the amount of the rental guarantee(s) in case we should execute our rights as referred to in the articles 19 or 20 of the General Terms and Conditions, or in case of the occurrence of one or more of the conditions as referred to in article 20 of the General Terms and Conditions without our immediate suspension or termination of the credit opening or its agreed use. The creation of this provision shall be considered payment of a security sum.

§ 3. If the rental guarantee, according to our analysis, has an abstract and autonomous character making it completely separated from the underlying relation that exists, or may exist, between you and the beneficiary, you recognize the notifying Bank’s need to immediate execution of its rental guarantee as soon as an appeal is done hereto in conformity with the text of the rental guarantee. You also recognize the Bank’s need to proceed to any renewal and/or modification (with the exclusion of any increase) in case an appeal to the rental guarantee apparently results from any refusal to proceed to immediate renewal and/or modification. As such you engage to refrain from any measure resulting in or aimed at any impediment or delay of the execution and/or renewal and/or modification of the rental guarantee, even in case you may deem the beneficiary’s or the intervenient’s demand to acquisition of the execution, renewal, or modification unfounded, and irrespective of any exceptions you may personally apply in your relations with the beneficiary.

•	Rates:

commission: 1% annually.

This commission is levied annually and in advance, and shall be due in full for any year that has commenced (minimum EUR 50.00 per year.)

Any existing (rental) guarantees remain subject to the previously agreed commission.

- accounting charges:

a)	Any issue of a new rental guarantee shall lead to the collection of accounting charges amounting to:

•    EUR 50.00 if the rental guarantee is issued according to our unchanged standard texts, being the texts in which only the variable details relating to the risk to be guaranteed must be completed.

•    EUR 100.00 in case you provide us with the text of the rental guarantee to be issued by Email and in a Word format.

•	EUR 125.00 in any other case.

b)	Any modification, increase or renewal of -or appeal to- a rental guarantee, both the existing and any new one, shall lead to the collection of accounting charges amounting to EUR 50.00.

- miscellaneous charges:

a)	any other charges resulting from the issue (fax, telex...), as well as all costs which may be charged to us by any foreign bank, or any other intermediary, shall be born by you.

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b)	an amount of EUR 62.00 shall be charged for providing, upon your request, of a list of running rental guarantees.

•	Duration:

Any due date is stated in the correspondence relating to the issue of the rental guarantee(s).

EXISTING SECURITIES

Prior comment

The following enumeration of the existing securities is included solely for informative purposes and concerns the opening of your credit under number 0233319424. In the event of any conflicts between the following provisions included in the enumeration and the provisions in the formulated securities themselves, the latter will prevail.

The following securities were granted previously:

General securities:

The following securities guarantee all your commitments to our Bank:

* Pledge on commercial premises to the amount of EUR 1,155,000.00 in the principle and associated instruments to our benefit: in scale 1 of the trading company currently operated by you at 9831 Deurle, Xavier De Cocklaan 42

* Commitment to achieve a solvency ratio of at least 25% on the basis of your filed annual accounts.

The solvency ratio is established as the proportion of the Equity Capital Following Corrections (EVNC) of the Balance Sheet Total Following Corrections (BTNC), in which:

EVNC is defined as code 10/15 in the annual accounts

increased with Subordinated Loans (code 170) and/or formally with regard to the Bank subordinated current accounts of partners passive reduced by Formation Expenses (code 20) + Intangible Fixed Assets (code 21) + outstanding debts, advance payments, credits granted to managing directors, business managers, partners etc. (code 9500) + shares held by the company in its own capital (code 50) + the negative values determined by the statutory auditor-revisor

BTNC is defined as Balance Sheet Total (code 20/58)

reduced by Formation Expenses (code 20) + Intangible Fixed Assets (code 21) + outstanding debts, advance payments, credits granted to managing directors, business managers, partners etc. (code 9500) + shares held by the company in its own capital (code 50) + the negative values determined by the statutory auditor-revisor

This clause does not affect the rights reserved by the Bank in the general terms and conditions.

Furthermore, you undertake to apply the same accounting principles throughout the term of the credit, as those which apply to the latest figures published prior to the date of signing this letter. You undertake to submit a copy of your annual report to the Bank within 6 months of the end of the financial year or immediately after the report has been prepared, including your filed annual accounts as well as the financial and accounting statements which you are legally obliged to prepare.

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You undertake to submit to the Bank those requests of an accounting, financial, commercial or other nature it may make, at any time.

LOAN ORIGINATION FEE

Your account will be debited with an amount of EUR 500.00 when this offer is accepted, to be increased with the costs which third parties have made for establishing the securities.

Each change to, or increase, reduction and cancellation of the opening of the credit, one of your credits or a security, is subject to a loan origination fee.

SPECIAL CLAUSES

NONE

CONFIRMATION

Please send us your agreement to the contents of this letter before 08.10.2004 by duly signing the copy which will be presented to you by your Account Manager. Please precede your signature by the date of signing.

If the afore-mentioned term is not observed, we have the right to subject the realisation of the change to your credit to a new agreement.

Yours sincerely,

Filip Eelbode	Frank Notte
Account Manager	Business Manager
Business Centre Gent	Business Centre Gent